Exhibit 99.2

Capitol Acquisition Corp. III Prices

$300 Million Initial Public Offering

WASHINGTON, October 13, 2015 -- Capitol Acquisition Corp. III (NASDAQ: CLACU, the “Company”) announced today that it priced its initial public offering of 30,000,000 units at $10.00 per unit for aggregate gross proceeds of $300,000,000. Each unit consists of one share of common stock and one half of one warrant, each whole warrant to purchase one share of common stock at a price of $11.50. The underwriters have been granted a 30-day option to purchase up to an additional 4,500,000 units offered by the Company to cover over-allotments, if any. The units are expected to begin trading on the NASDAQ on October 14, 2015 under the symbol “CLACU.”

The offering is expected to close on October 19, 2015, subject to customary closing conditions.

Capitol Acquisition Corp. III is a newly organized blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. Capitol Acquisition Corp. III is led by Chairman and Chief Executive Officer Mark D. Ein and President and Chief Financial Officer L. Dyson Dryden.

Citigroup, Deutsche Bank Securities and Credit Suisse are acting as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 13, 2015. The offering is being made only by means of a prospectus, copies of which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146, Email: batprospectusdept@citi.com, Deutsche Bank Securities, 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com or Credit Suisse, One Madison Avenue, New York, NY 10010, Attention: Prospectus Department, Telephone: (800) 221-1037, Email: newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

L. Dyson Dryden

President and Chief Financial Officer

Capitol Acquisition Corp. III

646-661-2002